Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554, media@delta.com

Delta Air Lines Announces March Quarter Profit

March quarter 2019 GAAP pre-tax income of $946 million, net income of $730 million and earnings per diluted share of $1.09 on total revenue of $10.5 billion

March quarter 2019 adjusted pre-tax income of $832 million, adjusted net income of $639 million and adjusted earnings per diluted share of $0.96 on total adjusted revenue of $10.4 billion

ATLANTA, April 10, 2019 - Delta Air Lines (NYSE:DAL) today reported financial results for the March quarter 2019 and provided its outlook for the June quarter 2019. Highlights of the March quarter 2019 results, including both GAAP and adjusted metrics, are below and incorporated here.

March Quarter Financial Highlights

•	Adjusted earnings per share were $0.96, reflecting a 28 percent increase year over year on solid core performance and benefit from the early renewal of the American Express agreement.
•	Total adjusted revenue, which excludes refinery sales, grew 7.5 percent to $10.4 billion with 55 percent from premium products and non-ticket sources.
•	Total unit revenue, adjusted, increased 2.4 percent driven by double-digit growth in domestic corporate revenue and an approximate one point benefit from the American Express agreement.
•	Non-fuel unit cost (CASM-Ex) decreased 0.2 percent compared to the prior year period, marking the third consecutive quarter of strong cost performance.
•	Generated $2.0 billion of operating cash flow and $760 million of free cash flow after investing $1.3 billion into the business, primarily for aircraft purchases and modifications.
•	Returned $1.6 billion to shareholders, comprised of $1.3 billion of share repurchases and $233 million in dividends.

“Delta is off to a solid start in 2019. Our March quarter performance demonstrates the power of our growing brand preference, our unmatched competitive advantages, and most importantly the Delta people who are committed to providing the best travel experiences for our customers every day. I’m pleased to recognize their efforts with $220 million toward next year’s profit sharing,” said Ed Bastian, Delta’s chief executive officer. “With the momentum in our business and our American Express contract renewal, we have increased confidence in achieving our full-year plan of top-line growth, margin expansion and double-digit earnings growth.”

June Quarter 2019 Outlook

For the June quarter, Delta expects to deliver six to eight percent top-line growth and margin expansion.

2Q19 Forecast
Earnings per share	$2.05 - $2.35
Pre-tax margin	14% - 16%
Fuel price, including taxes and refinery impact	$2.10 - $2.20
Total revenue, adjusted (year-over-year)	Up 6% - 8%
TRASM, adjusted (year-over-year)	Up 1.5% - 3.5%
CASM - Ex (year-over-year)	Up 1% - 2%
System Capacity (year-over-year)	Up 4% - 4.5%
See Note A for information about reconciliation of projected non-GAAP financial measures

Total adjusted revenue and TRASM, adjusted above exclude refinery sales and DAL Global Services (due to the sale of DGS in December 2018)

1

Revenue Environment

Delta’s adjusted operating revenue of $10.4 billion for the March quarter improved 7.5 percent, or $728 million versus the prior year. This revenue result marks a March quarter record for the company, driven by improvements across Delta’s business, including an eight percent increase in premium product ticket revenue and double-digit percentage increases in loyalty and Maintenance, Repair and Overhaul revenue. Cargo revenue declined five percent driven by lower volumes.

“Demand for Delta’s product has never been stronger, as evidenced by our 7.5 percent top line growth in the March quarter. This underpins our expectation that June quarter unit revenue should grow 1.5 to 3.5 percent, with sequential improvement in passenger unit revenue across all entities,” said Glen Hauenstein, Delta’s president. “With our customer-focused commercial initiatives delivering strong customer loyalty and top-line momentum, we now expect full-year revenue growth of five to seven percent, an increase from our prior guidance.”

Cost Performance

Total adjusted operating expense for the March quarter increased $510 million versus the prior year quarter. CASM-Ex was down 0.2 percent for the March quarter 2019 compared to the prior year period driven by record operations, a shift in expense timing and strong cost controls.

Adjusted fuel expense increased $87 million, or five percent, relative to March quarter 2018. Delta’s adjusted fuel price per gallon for the March quarter was $2.05, which includes a $34 million loss at the refinery due to low gasoline crack spreads.

Adjusted non-operating expense for the quarter was $69 million higher versus the prior year, driven primarily by lower pension income and earnings pressure from international equity partners.

“Delta’s March quarter operating cash flow improved, driven by top-line growth, strong cost controls and margin expansion. Our cash flow performance allows us to reinvest for Delta’s long-term earnings growth, while maintaining our investment grade balance sheet and consistently returning cash to shareholders,” said Paul Jacobson, Delta’s chief financial officer.  “With non-fuel unit cost momentum from our fleet transformation and One Delta efforts, we have clear line of sight to achieve our full year targets of one percent non-fuel unit cost growth and $3 to 4 billion in free cash flow.”

Cash Flow and Shareholder Returns

Delta generated $2 billion of operating cash flow, as improved profitability and the seasonal build of cash were partially offset by the $1.3 billion profit sharing payment to employees for 2018 performance. Delta generated $760 million of free cash flow during the quarter after the investment of $1.3 billion into the business primarily for aircraft purchases and improvements.

Delta accelerated the repurchase of shares in the quarter, funded by a $1 billion short-term loan. During the quarter, the company repaid $300 million of this loan and expects that the remainder will be repaid by year end. Delta returned $1.6 billion to shareholders during the March quarter, comprised of $1.3 billion of share repurchases and $233 million in dividends.

2

Strategic Highlights

In the March quarter, Delta achieved a number of milestones across its five key strategic pillars.

Culture and People

•	Celebrated the commitment of the Delta people through $1.3 billion in profit sharing for 2018 performance, the second largest profit sharing payout in the airline's history.
•	Achieved Delta's highest overall ranking in Fortune's Most Admired Companies for 2019 and ranked first for the eighth time in the past nine years as Fortune's Most Admired Airline.
•	Introduced a paid day of service for all employees, building on Delta's commitment of donating 1% of profits to charitable organizations, through approximately 640,000 hours of community service.
•	Continued Delta’s commitment to the communities of our employees, partners and customers through participation in the 16th Delta Global Build with Habitat for Humanity and celebrating the life of Dr. Martin Luther King, Jr. through a grant to re-open the Martin Luther King, Jr. National Historical Park in Atlanta during the MLK Holiday Weekend after it had remained closed due to lack of federal appropriations.

Operational Reliability

•	Achieved the highest network system completion factor for the first quarter since 2012, continuing to raise the bar on operational excellence and delivering consistency and reliability to our customers.
•	Delivered 69 days of zero mainline cancellations, 28 days of zero system cancellations and achieved mainline on-time performance (A0) of 72.0% for the March quarter.

Network and Partnerships

•	Celebrated five years of the Delta and Virgin Atlantic partnership, focused on delivering the best customer experience in the trans-Atlantic market, with more than 70 daily nonstop flights between the U.K. and U.S., leading on-time performance, and enhanced terminal and in-cabin technology and service.
•	Filed with the U.S. Department of Transportation for additional service to Tokyo-Haneda airport, proposing to expand Delta's operational reliability and exceptional customer service to more customers flying across the Pacific.

Customer Experience and Loyalty

•	Signed an 11-year renewal with American Express, ensuring that the two companies continue to work together to deliver best-in-class value to customers, while doubling the expected benefits to Delta to nearly $7 billion annually by 2023 from $3.4 billion in 2018.
•	Debuted Delta's state-of-the-art A220, flying from Delta's New York-LaGuardia hub to Dallas/Ft. Worth and Boston and from Delta's Detroit hub to Dallas/Ft. Worth.
•	Launched the ability for SkyMiles members to upgrade their experience post-purchase using miles through the Fly Delta App, increasing customer choice and the opportunities for customers to use miles as a form of payment with Delta.

Investment Grade Balance Sheet

•	Completed $1.3 billion in share repurchases, opportunistically repurchasing 26 million shares and reaffirming Delta's commitment to consistent shareholder returns.
•	Lowered Delta’s borrowing costs while keeping debt balanced by securing a blended 3.2% fixed rate on a $500 million Enhanced Equipment Trust Certificate (EETC) secured by 14 aircraft.

Annual Shareholder Meeting

The Board of Directors has set the airline's annual meeting of shareholders for 7:30 a.m. EDT, June 20, 2019. The meeting will be held at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York.

3

March Quarter Results

Adjusted results primarily exclude the impact of unrealized gains/losses on investments.

	GAAP		$ Change	% Change
($ in millions except per share and unit costs)	1Q19	1Q18
Pre-tax income	946	732	214	29.2%
Net income	730	557	173	31.1%
Diluted earnings per share	1.09	0.79	0.3	38.0%
Operating revenue	10,472	9,968	504	5.1%
Total revenue per available seat mile (TRASM)	16.78	16.77	0.01	0.1%
Consolidated unit cost (CASM)	15.14	15.35	(0.21)	(1.4)%
Operating expense	9,452	9,124	328	3.6%
Fuel expense	1,978	1,856	122	6.6%
Average fuel price per gallon	2.06	1.98	0.08	4.0%
Non-operating expense	74	112	(38)	(33.9)%

	Adjusted		$ Change	% Change
($ in millions except per share and unit costs)	1Q19	1Q18
Pre-tax income	832	683	149	21.8%
Net income	639	529	110	20.8%
Diluted earnings per share	0.96	0.75	0.21	28.0%
Operating revenue	10,424	9,696	728	7.5%
Total revenue per available seat mile (TRASM, adjusted)	16.70	16.31	0.39	2.4%
Consolidated unit cost (CASM-Ex)	11.06	11.08	(0.02)	(0.2)%
Operating expense	9,396	8,886	510	5.7%
Fuel expense	1,970	1,883	87	4.6%
Average fuel price per gallon	2.05	2.01	0.04	1.8%
Non-operating expense	195	126	69	54.8%

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About Delta

Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in products, services, innovation, reliability and customer experience. Powered by its 80,000 people around the world, Delta continues to invest billions in its people, improving the air travel experience and generating industry-leading shareholder returns.

•	Delta serves nearly 200 million people every year, taking customers across its industry-leading global network to more than 300 destinations in over 50 countries.
•	Headquartered in Atlanta, Delta offers more than 5,000 daily departures and as many as 15,000 affiliated departures including the premier SkyTeam alliance, of which Delta is a founding member.
•	Through its innovative alliances with Aeromexico, Air France-KLM, Alitalia, China Eastern, GOL, Korean Air, Virgin Atlantic, Virgin Australia and WestJet, Delta is bringing more choice and competition to customers worldwide.
•	Delta operates significant hubs and key markets at airports in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul-Incheon and Tokyo-Narita.
•	Delta has been recognized as a Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the eighth time in nine years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented eight consecutive years and named one of Fast Company’s Most Innovative Companies Worldwide for two consecutive years.
•	As an employer, Delta has been regularly awarded top honors from organizations like Glassdoor and recognized as a top workplace for women and members of the military. Delta CEO Ed Bastian was named among the “World’s Greatest Leaders” by Fortune magazine in 2018.
•	More about Delta can be found on the Delta News Hub as well as delta.com, via @DeltaNewsHub on Twitter and Facebook.com/delta.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of fuel hedging activity including rebalancing our hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with our fuel hedge contracts; the performance of our significant investments in airlines in other parts of the world; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the restrictions that financial covenants in our financing agreements could have on our financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third parties; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity through social media; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of April 10, 2019, and which we have no current intention to update.

5

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
(in millions, except per share data)	2019	2018	$ Change	% Change
Operating Revenue:
Passenger	$9,254	$8,765	$489	6%
Cargo	192	202	(10)	(5)%
Other	1,026	1,001	25	2%
Total operating revenue	10,472	9,968	504	5%

Operating Expense:
Salaries and related costs	2,639	2,584	55	2%
Aircraft fuel and related taxes	1,978	1,856	122	7%
Regional carriers expense, excluding fuel	893	838	55	7%
Contracted services	632	544	88	16%
Depreciation and amortization	615	603	12	2%
Aircraft maintenance materials and outside repairs	476	435	41	9%
Passenger commissions and other selling expenses	427	427	–	– %
Landing fees and other rents	419	389	30	8%
Ancillary businesses and refinery	351	493	(142)	(29)%
Passenger service	271	263	8	3%
Profit sharing	220	188	32	17%
Aircraft rent	102	94	8	9%
Other	429	410	19	5%
Total operating expense	9,452	9,124	328	4%

Operating Income	1,020	844	176	21%

Non-Operating Expense:
Interest expense, net	(83)	(92)	9	(10)%
Unrealized gain on investments, net	100	18	82	NM
Miscellaneous, net	(91)	(38)	(53)	NM
Total non-operating expense, net	(74)	(112)	38	(34)%

Income Before Income Taxes	946	732	214	29%

Income Tax Provision	(216)	(175)	(41)	23%

Net Income	$730	$557	$173	31%

Basic Earnings Per Share	$1.10	$0.79
Diluted Earnings Per Share	$1.09	$0.79

Basic Weighted Average Shares Outstanding	665	704
Diluted Weighted Average Shares Outstanding	667	706

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards.

6

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2019	2018	$ Change	% Change
Ticket- Main cabin	$4,721	$4,622	$99	2%
Ticket- Business cabin and premium products	3,267	3,031	236	8%
Loyalty travel awards	692	618	74	12%
Travel-related services	574	494	80	16%
Total passenger revenue	$9,254	$8,765	$489	6%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2019	2018	$ Change	% Change
Loyalty program	$474	$347	$127	37%
Ancillary businesses and refinery	369	521	(152)	(29)%
Miscellaneous	183	133	50	38%
Total other revenue	$1,026	$1,001	$25	2%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		1Q19 versus 1Q18
Revenue	1Q19 ($M)	Change YoY	Unit Revenue	Yield	Capacity
Domestic	$6,713	6.9%	0.9%	0.9%	5.9%
Atlantic	1,103	3.0%	(2.6)%	(2.3)%	5.8%
Latin America	855	3.0%	2.4%	2.9%	0.5%
Pacific	583	–%	(2.8)%	(1.5)%	2.9%
Total Passenger	$9,254	5.6%	0.6%	0.8%	5.0%
Cargo Revenue	192	(4.9)%
Other Revenue	1,026	2.5%
Total Revenue	$10,472	5.1%	0.1%
Third Party Refinery Sales	(48)
Total Revenue, adjusted	$10,424	7.5%	2.4%

7

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018	Change
Revenue passenger miles (millions)	51,617	49,276	4.8%
Available seat miles (millions)	62,416	59,453	5.0%
Passenger mile yield (cents)	17.93	17.79	0.8%
Passenger revenue per available seat mile (cents)	14.83	14.74	0.6%
Total revenue per available seat mile (cents)	16.78	16.77	0.1%
TRASM, adjusted - see Note A (cents)	16.70	16.31	2.4%
Operating cost per available seat mile (cents)	15.14	15.35	(1.4)%
CASM-Ex - see Note A (cents)	11.06	11.08	(0.2)%
Passenger load factor	82.7%	82.9%	(0.2)	pts
Fuel gallons consumed (millions)	962	936	2.8%
Average price per fuel gallon	$2.06	$1.98	4.0%
Average price per fuel gallon, adjusted - see Note A	$2.05	$2.01	1.8%
Number of aircraft in fleet, end of period	1,039	1,017	22%

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards. Except for number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

8

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in millions)	2019	2018
Cash Flows From Operating Activities:
Net income	$730	$557
Depreciation and amortization	615	603
Deferred income taxes	219	168
Pension, postretirement and postemployment payments greater than expense	3	(551)
Changes in air traffic liability	1,938	1,869
Changes in profit sharing	(1,069)	(876)
Other working capital changes, net	(485)	(398)
Net cash provided by operating activities	1,951	1,372

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(1,059)	(991)
Ground property and equipment, including technology	(301	(274)
Net redemptions of short-term investments	206	300
Other, net	49	38
Net cash used in investing activities	(1,105)	(927)

Cash Flows From Financing Activities:
Payments on long-term debt and capital lease obligations	(1,285)	(244)
Repurchases of common stock	(1,325)	(325)
Cash dividends	(233)	(217)
Proceeds from short-term obligations	1,750	–
Proceeds from long-term obligations	500	–
Other, net	(16)	(30)
Net cash used in financing activities	(609)	(816)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	237	(371)
Cash, cash equivalents and restricted cash at beginning of period	2,748	1,853
Cash, cash equivalents and restricted cash at end of period	$2,985	$1,482

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$1,910	$1,447
Restricted cash included in prepaid expenses and other	57	35
Other assets:
Cash restricted for airport construction	1,018	–
Total cash, cash equivalents and restricted cash	$2,985	$1,482

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards.

9

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in millions)	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,910	$1,565
Accounts receivable, net	3,154	2,314
Fuel inventory	601	592
Expendable parts and supplies inventories, net	470	463
Prepaid expenses and other	1,061	1,406
Total current assets	7,196	6,340

Property and Equipment, Net:
Property and equipment, net	29,139	28,335

Other Assets:
Operating lease right-of-use assets	6,036	5,994
Goodwill	9,781	9,781
Identifiable intangibles, net	4,827	4,830
Cash restricted for airport construction	1,018	1,136
Other noncurrent assets	3,844	3,850
Total other assets	25,506	25,591
Total assets	$61,841	$60,266
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and finance leases	$3,055	$1,518
Current maturities of operating leases	941	955
Air traffic liability	6,600	4,661
Accounts payable	3,214	2,976
Accrued salaries and related benefits	2,037	3,287
Loyalty program deferred revenue	3,013	2,989
Fuel card obligation	1,066	1,075
Other accrued liabilities	1,397	1,117
Total current liabilities	21,323	18,578

Noncurrent Liabilities:
Long-term debt and finance leases	7,710	8,253
Pension, postretirement and related benefits	9,086	9,163
Loyalty program deferred revenue	3,611	3,652
Noncurrent operating leases	5,805	5,801
Other noncurrent liabilities	1,395	1,132
Total noncurrent liabilities	27,607	28,001

Commitments and Contingencies
Stockholders' Equity:	12,911	13,687
Total liabilities and stockholders' equity	$61,841	$60,266

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. The Company is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Pre-tax Income and Net Income, adjusted. We adjust pre-tax income and net income for mark-to-market ("MTM") adjustments and settlements on fuel hedge contracts, the MTM adjustments recorded by our equity method investees, Virgin Atlantic and Aeroméxico, unrealized gains/losses on our equity investments accounted for at fair value, and the DGS sale to determine pre-tax income and net income, adjusted. We include the income tax effect of adjustments when presenting net income, adjusted.

MTM adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period (defined below).

Equity investment MTM adjustments. We record our proportionate share of earnings/loss from our equity investments in Virgin Atlantic and Aeroméxico in non-operating expense. We adjust for our equity method investees' MTM adjustments to allow investors to better understand and analyze our core operational performance in the periods shown.

Unrealized gain/loss on investments. We record the unrealized gains/losses on our equity investments accounted for at fair value in non-operating expense. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

DGS sale adjustment. Because we sold DAL Global Services, LLC ("DGS") in December 2018, we have excluded the impact of DGS from historical results for comparability.

	Three Months Ended			Three Months Ended
	March 31, 2019			March 31, 2019
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$946	$(216)	$730	$1.09
Adjusted for:
MTM adjustments and settlements	8	(2)	6
Equity investment MTM adjustments	(21)	5	(16)
Unrealized gain/loss on investments	(100)	20	(80)
Total adjustments	(114)	23	(91)	(0.13)
Non-GAAP	$832	$(193)	$639	$0.96
Year-over-year change				28%

	Three Months Ended			Three Months Ended
	March 31, 2018			March 31, 2018
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$732	$(175)	$557	$0.79
Adjusted for:
MTM adjustments and settlements	(27)	12	(15)
Equity investment MTM adjustments	3	(1)	2
Unrealized gain/loss on investments	(18)	7	(11)
DGS sale adjustment	(7)	2	(5)
Total adjustments	(49)	20	(29)	(0.04)
Non-GAAP	$683	$(154)	$529	$0.75

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because refinery sales to third parties are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provide a more meaningful comparison of revenue from our airline operations to the rest of the airline industry. We adjust for the DGS sale for the same reason described above under the heading pre-tax income and net income, adjusted.

	Three Months Ended
(in millions)	March 31, 2019	March 31, 2018	Change
Operating revenue	$10,472	$9,968
Adjusted for:
Third-party refinery sales	(48)	(213)
DGS sale adjustment	–	(59)
Operating revenue, adjusted	$10,424	$9,696	7.5%
Year-over-year change	$728

	Three Months Ended
	March 31, 2019	March 31, 2018	Change
TRASM (cents)	16.78	16.77
Adjusted for:
Third-party refinery sales	(0.08)	(0.36)
DGS sale adjustment	–	(0.10)
TRASM, adjusted	16.70	16.31	2.4%

Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Ancillary businesses and refinery. These expenses include aircraft maintenance we provide to third parties, our vacation wholesale operations and refinery cost of sales to third parties. 2018 results also include staffing services performed by DAL Global Services. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these areas to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	March 31, 2019	March 31, 2018	Change
CASM (cents)	15.14	15.35
Adjusted for:
Aircraft fuel and related taxes	(3.17)	(3.12)
Ancillary businesses and refinery	(0.56)	(0.83)
Profit sharing	(0.35)	(0.32)
CASM-Ex	11.06	11.08	(0.2)%

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Adjustments include:

Net purchases (redemptions) of short-term investments. Net purchases (redemptions) of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust free cash flow for this activity, net, to provide investors a better understanding of the company's free cash flow core to operations.

Net cash flows related to certain airport construction projects. Management believes investors should be informed that cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operational performance in the periods shown.

Three Months Ended
(in millions)	March 31, 2019
Net cash provided by operating activities	$1,951
Net cash used in investing activities	(1,105)
Adjustments:
Net redemptions of short-term investments	(206)
Net cash flows related to certain airport construction projects and other	120
Total free cash flow	$760

Capital Expenditures, net. We present net capital expenditures because management believes investors should be informed that a portion of these capital expenditures are reimbursed by a third party.

Three Months Ended
(in millions)	March 31, 2019
Flight equipment, including advance payments	$1,059
Ground property and equipment, including technology	301
Net cash flows related to certain airport construction projects	(100)
Capital expenditures, net	$1,259

Operating Expense, adjusted. We adjust operating expense for MTM adjustments and settlements, third-party refinery sales and DGS sale adjustment for the same reasons described above under the headings pre-tax income and net income, adjusted and operating revenue and TRASM, adjusted to determine operating expense, adjusted.

	Three Months Ended
	March 31,
(in millions)	2019	2018
Operating expense	$9,452	$9,124
Adjusted for:
MTM adjustments and settlements	(8)	27
Third-party refinery sales	(48)	(213)
DGS sale adjustment	–	(52)
Operating expense, adjusted	$9,396	$8,886
Year-over-year change	$510

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Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of the refinery segment and airline segment hedging on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements for the same reason described under the heading pre-tax income and net income, adjusted.

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	March 31,		March 31,
(in millions, except per gallon data)	2019	2018	2019	2018
Fuel purchase cost	$1,936	$1,927	$2.01	$2.06
Fuel hedge impact	8	(27)	0.01	(0.03)
Refinery segment impact	34	(44)	0.04	(0.05)
Total fuel expense	$1,978	$1,856	$2.06	$1.98
MTM adjustments and settlements	(8)	27	(0.01)	0.03
Total fuel expense, adjusted	$1,970	$1,883	$2.05	$2.01
Change year-over-year	$87
Percent change year-over-year	5%

Non-operating Expense, adjusted. We adjust for equity investment MTM adjustments and unrealized gain/loss on investments to determine non-operating expense, adjusted for the same reasons described above in the heading pre-tax income and net income, adjusted.

	Three Months Ended
(in millions)	March 31, 2019	March 31, 2018
Non-operating expense	$74	$112
Adjusted for:
Equity investment MTM adjustments	21	(3)
Unrealized gain/loss on investments	100	18
Non-operating expense, adjusted	$195	$126
Change year-over-year	$69

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